Exhibit 10.1

EXCLUSIVE LICENSE AGREEMENT

THIS LICENSE AGREEMENT hereinafter (“AGREEMENT”) is made and entered into as of June 17, 2014 (hereinafter the “EFFECTIVE DATE”) by and between Zalicus Pharmaceuticals Ltd., c/o Zalicus Inc., with its principal place of business located at 245 First St. Third Floor, Cambridge, MA 02142 (hereinafter referred to as “ZALICUS” or “LICENSOR”), and AnaBios Corporation and its AFFILIATES having an office and its principal place of business at 3030 Bunker Hill St., Suite 312, San Diego, California 92109 (hereinafter referred to as “ANABIOS” or “LICENSEE”).

RECITALS

WHEREAS, ZALICUS is the owner and assignee of certain inventions relating, in part, to the prevention, treatment, diagnosis and monitoring of a variety of diseases and conditions related to sodium channel activity, as more fully described in this AGREEMENT and listed in EXHIBIT A; and

WHEREAS, ANABIOS is interested in exclusively licensing these inventions from ZALICUS on the terms and conditions set forth below; and

WHEREAS, ANABIOS and ZALICUS wish to enable the successful commercialization of the described inventions through this Agreement; and

WHEREAS, ANABIOS intends to diligently pursue commercialization of the inventions through the achievement of agreed upon milestones as defined herein;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the sufficiency of which is hereby acknowledged, ZALICUS and ANABIOS, intending to be legally bound, hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1 “LICENSEE” shall mean ANABIOS and its AFFILIATES.

1.2 “PATENT RIGHTS” shall mean

1.2.1

the United States patents and applications listed in Exhibit A attached to this Agreement and any continuing applications thereof including divisions; but excluding continuations-in-part except to the extent of claims entirely supported in the specification and entitled to the priority date of the parent application; any patents issuing on these applications including reissues and reexaminations, substitutions, and patent extensions; and any corresponding foreign patents, patent applications and supplemental protection certificates; all of which will be automatically incorporated in and added to Exhibit A and made a part of this Agreement;

1.2.2	the Foreign patents and applications listed in Exhibit A attached to this Agreement and any continuing applications thereof including divisions; but excluding continuations-in- part except to the extent of claims entirely supported in the specification and entitled to the priority date of the parent application; any patents issuing on these applications including reissues and reexaminations, substitutions, and patent extensions; and any corresponding foreign patents, patent applications and supplemental protection certificates; all of which will be automatically incorporated in and added to Exhibit A and made a part of this Agreement; and

1.2.3	any Foreign patents and applications, resulting from equivalent Foreign procedures to United States reissues and reexaminations, of the Foreign patents described in 1.2.1 and 1.2.2 above.

1.3 A “LICENSED PRODUCT” means any composition, physical product, device, process, method, service, technical application, development or the like, in the FIELD that, but for this Agreement, would infringe any VALID PATENT CLAIM.

1.4 If a VALID PATENT CLAIM has been abandoned or judged invalid or unenforceable by a court of competent jurisdiction, or an administrative agency, from which no appeal can be or is taken in any country (the “INVALIDATED CLAIM”), then only the INVALIDATED CLAIM shall be deemed inoperative for purposes of this AGREEMENT with all remaining VALID PATENT CLAIMS of the PATENT RIGHTS remaining enforceable and covering LICENSED PRODUCTS in that country for the purposes of this AGREEMENT.

1.5 “FIELD” or “FIELD OF USE” shall mean all applications of the PATENT RIGHTS in humans for any purpose.

1.6 “SALE” or “SOLD” shall mean the transfer, disposition, or conveyance of a LICENSED PRODUCT, in any manner for any purpose, to an entity other than ANABIOS or an AFFILIATE for value, whether in the form of cash payments, royalties, fees, stock, lump sum or periodic payments or any other form of compensation in cash or in kind. SALES of LICENSED PRODUCT by ANABIOS to its AFFILIATES, or among them, shall not be deemed a SALE for the purposes of this definition if such SALE is made solely for the purpose of reselling the LICENSED PRODUCT by the AFFILIATE to a THIRD PARTY. For the purposes of determining NET SALES, a SALE shall be deemed to have occurred when SALE amounts are received by ANABIOS for such LICENSED PRODUCT.

1.7 “NET SALES” shall mean the gross amounts received by ANABIOS or its AFFILIATES from SUBLICENSEES or customers for SALES of the LICENSED PRODUCT less the following reasonable and customary deductions: (a) trade discounts and rebates, (b) credits or allowances actually credited to THIRD PARTIES for returned, recalled, damaged or destroyed LICENSED PRODUCTS, (c) sales and excise taxes and other taxes paid by ANABIOS, its AFFILIATES, which taxes are based or levied on the SALES price of a LICENSED PRODUCT, and (d) transportation, packaging, shipping and reasonable and customary handling fees.

1.8 “AFFILIATE” shall mean any entity which controls, is controlled by or is under common control with ANABIOS. An entity shall be regarded as in control of another entity for purposes of this definition if it owns or controls more than fifty percent (50%) of the shares of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, more than fifty percent (50%) control in the election or appointment of the corresponding managing authority).

1.9 “SUBLICENSEE” shall mean any THIRD PARTY to whom ANABIOS or its AFFILIATES has granted sublicense rights under 3.1 below. It is understood and agreed that the foregoing definition of SUBLICENSEE shall not limit the number of sublicenses that ANABIOS may grant hereunder.

1.10 “PARTY” shall mean either ANABIOS or ZALICUS, and the “PARTIES” shall mean ANABIOS and ZALICUS.

1.11 “THIRD PARTY” shall mean a person or entity who or which is neither a PARTY nor an AFFILIATE of a PARTY.

1.12 “VALID PATENT CLAIM” shall mean a claim of an issued and unexpired patent or of a pending claim in a pending patent application within the PATENT RIGHTS which has not been (i) canceled, (ii) revoked or held unallowable, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, which is unappealable, or is unappealed within the time allowed for appeal, (ii) disclaimed, or (iv) willfully abandoned by ZALICUS.

1.13 “TANGIBLE PROPERTY” shall mean any chemical, biological or other materials listed in Exhibit B and any derivatives or progeny thereof.

1.14 “TERM” means the term from the EFFECTIVE DATE to the expiration of the last to expire of the PATENT RIGHTS, unless sooner terminated as otherwise provided in this Agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.1 Each party represents and warrants to the other that:

(a)	It validly exists under the laws of its jurisdiction of incorporation, with full power and authority to conduct its business as currently owned or licensed and conducted;

(b)	It has the corporate power and authority to execute and deliver this AGREEMENT, and to carry out all the terms and provisions hereof to be carried out by it;

(c)	The execution and delivery of this AGREEMENT has been duly authorized by all necessary corporate action; and

(d)	This AGREEMENT has been duly executed and delivered and is a legal, valid and binding obligation enforceable in accordance with its terms.

2.2 ZALICUS represents and warrants to ANABIOS that:

(a)	ZALICUS has not previously granted and will not grant any rights under the PATENT RIGHTS that are inconsistent with the rights and licenses granted to ANABIOS herein; and

(b)	to the best of its knowledge as of the Effective Date, without prior research, there are no claims of any third parties that would call into question the rights of ZALICUS to grant to ANABIOS the rights and licenses contemplated hereunder; and

(c)	ZALICUS has received and currently holds valid and effective assignments of Inventor’s rights to the PATENT RIGHTS.

2.2 EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE 2, NEITHER PARTY MAKES ANY REPRESENTATIONS, COVENANTS, WARRANTIES OR CONDITIONS OF ANY KIND (EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE) WITH RESPECT TO THE SUBJECT MATTER HEREOF AND ALL PATENT RIGHTS AND TANGIBLE PROPERTY ARE ACCEPTED “AS-IS” WITHOUT ASSURANCES AS TO QUALITY, NON- INFRINGEMENT, ENFORCEABILITY, OR LIKELIHOOD OF SUCCESS IN THE DEVELOPMENT OR SALE OF LICENSED PRODUCTS.

2.3 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH, ZALICUS AND ITS RESPECTIVE ADMINISTRATORS, TRUSTEES, DIRECTORS, OFFICERS AND EMPLOYEES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES

OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENT RIGHTS, EITHER ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, INCLUDING, WITHOUT LIMITATION, AS TO THE TANGIBLE PROPERTY, AND ZALICUS ASSUMES NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO THE DESIGN, DEVELOPMENT, MANUFACTURE, USE, SALE OR OTHER DISPOSITION BY ANABIOS OR ITS AFFILIATES OF LICENSED PRODUCTS. ANABIOS AND ITS AFFILIATES ASSUME THE ENTIRE RISK AS TO PERFORMANCE OF AND TITLE TO LICENSED PRODUCTS. IN NO EVENT SHALL ZALICUS OR ITS ADMINISTRATORS, TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS AND CONTRACTORS BE LIABLE FOR ANY DAMAGES UNDER THIS AGREEMENT INCLUDING INCIDENTIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY OR LOST PROFITS, REGARDLESS OF WHETHER ZALICUS SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES.

2.4 ZALICUS MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED THAT THE MANUFACTURE, USE, IMPORT, OFFER FOR SALE OR SALE OF LICENSED PRODUCTS OR THE TANGIBLE PROPERTY SHALL NOT INFRINGE ANY PATENT OR OTHER RIGHTS OF A THIRD PARTY. NOTHING IN THIS LICENSE IS OR SHALL BE CONSTRUED AS A WARRANTY OR REPRESENTATION BY EITHER PARTY OR THEIR RESPECTIVE AFFILIATES AS TO THE NATURE, USABILITY, OR QUALITY OF THE TANGIBLE PROPERTY, THE VALIDITY, ENFORCEABILITY, PATENTABILITY OR SCOPE OF ANY CLAIM OR PATENT OR PATENT APPLICATION WITHIN THE LICENSED PATENTS, A GRANT BY EITHER PARTY OR ITS RESPECTIVE AFFILIATES OF ANY RIGHT WHATSOVER, WHETHER BY IMPLICATION, ESTOPPEL, OR OTHERWISE, OF ANY LICENSES OR RIGHTS OTHER THAN AS EXPRESSLY GRANTED UNDER ARTICLE 3.1, OR AN OBLIGATION TO BRING OR PROSECUTE ACTIONS OR SUITS AGAINST ANY THIRD PARTY FOR INFRINGEMENT OF ANY OF THE LICENSED PATENTS.

ARTICLE 3

GRANT OF LICENSE RIGHTS

3.1 ZALICUS hereby grants to ANABIOS as of the EFFECTIVE DATE, an exclusive, worldwide, sub-licensable, and in certain circumstances (see Article 5.0) milestones, and royalty-bearing license (hereinafter “LICENSE”) under the PATENT RIGHTS to develop, make, have made, import, export, use, sell and offer for sale, have sold, market, distribute, LICENSED PRODUCTS in the FIELD during the TERM. The LICENSE includes the right to sublicense in accordance with the terms of this AGREEMENT.

3.2 Any sublicenses granted by ANABIOS under this LICENSE shall be consistent with this AGREEMENT and shall protect the rights of ZALICUS. No such sublicense agreement shall contain any provision inconsistent with this AGREEMENT or which would cause such sublicense to extend beyond the term of this AGREEMENT. ANABIOS will notify ZALICUS within 30 (thirty) days of granting a sublicense and will provide ZALICUS a true and correct copy of said sublicense agreement in English within forty-five (45) days of signature. All sublicenses shall be assigned to ZALICUS, in the event that this License is terminated or converted to non-exclusive.

3.3 ZALICUS hereby grants to ANABIOS, during the term of this Agreement, an exclusive, worldwide, sub-licensable, and in certain circumstances (see 5.0) milestones, and royalty-bearing license (hereinafter “License”) to the to use, reproduce, modify, make derivatives of, and transfer the TANGIBLE PROPERTY in conjunction with the LICENSED PRODUCTS or as otherwise necessary or useful for the exercise of the PATENT RIGHTS licensed hereunder. ANABIOS shall have the right to sublicense the TANGIBLE PROPERTY within ANABIOS’S reasonable discretion in order to exercise the PATENT RIGHTS granted under this Agreement. ZALICUS shall make reasonable efforts to transfer to ANABIOS functional samples of the TANGIBLE PROPERTY in their original form as listed in Exhibit B, but ANABIOS accepts the TANGIBLE PROPERTY “AS-IS” without right to replacement or claim against ZALICUS for any known or unknown defect, encumbrance, or quality shortfall.

3.4 For any sublicense of the PATENT RIGHTS, LICENSEE shall include terms in the sublicense that:

(i) are consistent with the relevant terms, conditions and limitations of this Agreement;

(ii) contain an acknowledgment by the SUBLICENSEE of LICENSOR’S disclaimer of warranty and limitation on LICENSOR’S liability substantially similar to those provided by Article 2 above;

(iii) require sublicensee to indemnify, defend and hold harmless LICENSOR with respect to such sublicensee’s exercise of its rights under the PATENT RIGHTS in a manner substantially similar to the manner in which LICENSEE has agreed to indemnify LICENSOR hereunder and require such obligation to survive termination of the sublicense;

(iv) require sublicensee to comply with Articles 2, 3.2, 3.4, 4, 5, 7.1, 7.2, 9.1, 9.6, 9.7, and Articles 10-16 of this Agreement.

ARTICLE 4

ROYALTIES

In consideration of the license rights granted by ZALICUS to ANABIOS under this Agreement, ANABIOS will make to ZALICUS the following payments specific to each LICENSED PRODUCT:

4.1 Prior to ANABIOS having recovered its development costs for a particular LICENSED PRODUCT (the “DEVELOPMENT COSTS”), and to be documented as indicated in Article 6 of this AGREEMENT, ANABIOS will pay ZALICUS 6% of NET SALES that ANABIOS will receive for such LICENSED PRODUCT or, in case of sublicensing of a LICENSED PRODUCT to THIRD PARTIES, ANABIOS will pay ZALICUS 6% of any and all proceeds that ANABIOS will receive from SUBLICENSEE(S) related to the LICENSED PRODUCT, including amounts received by ANABIOS from SUBLICENSEES on achievement by the SUBLICENSEE of the milestones described in Article 5 below. All payments by ANABIOS to ZALICUS will continue until the last to expire of the PATENT RIGHTS, on a country by country basis.

4 After ANABIOS has recovered its development costs for a given LICENSED PRODUCT, ANABIOS will pay ZALICUS 12% of NET SALES that ANABIOS will receive for the LICENSED PRODUCT or, in case of sublicensing of the LICENSED PRODUCT to THIRD PARTIES, ANABIOS will pay ZALICUS 12% of any and all proceeds that ANABIOS will receive from SUBLICENSEE(S) related to the LICENSED PRODUCT, including amounts received by ANABIOS from SUBLICENSEES on achievement by the SUBLICENSEE of the milestones described in Article 5 below. All payments by ANABIOS to ZALICUS will continue until the last to expire of the PATENT RIGHTS, on a country by country basis.

4.3 In the event a LICENSED PRODUCT is SOLD for other than cash, then such SALE must be in an arms-length transaction at market-value and the royalty to be paid, if determined by ZALICUS to be below fair market value, will be determined based upon a valuation conducted by a nationally-recognized and mutually agreed upon accounting firm (the “AUDIT FIRM”), the costs of which will be equally shared by the PARTIES. ANABIOS will not SELL LICENSED PRODUCTS for no consideration or solely in exchange for property rights beneficial to ANABIOS for which ZALICUS receives less than market value intended hereunder for the LICENSED PRODUCTS.

4.4 In the event that a LICENSED PRODUCT is marketed in combination with any other product and is not separately priced, the earned royalty for such LICENSED PRODUCT shall be based on good faith negotiations between the PARTIES and, where the PARTIES are unable to agree, shall be based on the valuation conducted by the AUDIT FIRM, the costs of which will be equally shared by the PARTIES.

4.5 Should ANABIOS be required to pay royalties to a THIRD PARTY in order to SELL LICENSED PRODUCTS in order to not infringe such THIRD PARTY’s rights, the royalty rate due ZALICUS hereunder shall be reduced by 50% of the third-party’s royalty rate, but in no case shall the royalty due ZALICUS fall below 6%.

ARTICLE 5

MILESTONES

5.1 For the rights, privileges and exclusive license granted hereunder, ANABIOS shall pay milestone payments to ZALICUS in the following amounts in the manner hereafter provided upon achievement by ANABIOS of each of the milestones below for each of the LICENSED PRODUCTS (subject to restrictions described in 5.9):

5.2 One hundred and fifty thousand dollars ($150,000 USD) upon the first patient dosed in a phase I study for a LICENSED PRODUCT in any country;

5.3 One million dollars ($1,000,000 USD) upon the first patient dosed in a phase II study for a LICENSED PRODUCT in any country;

5.4 Two million dollars ($2,000,000 USD) upon the first patient dosed in a phase III study for a LICENSED PRODUCT in any country;

5.5 Four million dollars ($4,000,000 USD) following the date of approval by the regulatory authority in the EU of an application for regulatory approval of a LICENSED PRODUCT;

5.6 Six million dollars ($6,000,000 USD) following the date of approval by the regulatory authority in the United States of an application for regulatory approval of a LICENSED PRODUCT;

5.7 Four million dollars ($4,000,000 USD) following the date of approval by the regulatory authority of Japan of an application for regulatory approval of a LICENSED PRODUCT;

5.8 All amounts due ZALICUS under this ARTICLE 5 shall be paid to ZALICUS within sixty (60) days of achievement above the above milestone.

5.9 ANABIOS shall only be required to pay Milestone payments on achievement by ANABIOS of each milestone. In the event a SUBLICENSEE achieves one or more of the milestone events above, and pays ANABIOS amounts relating to such milestone’s achievement, ANABIOS shall pay ZALICUS those royalty amounts described in Article 4 above.

5.10 Unless expressly stated otherwise in this Agreement, periodic payment obligations listed below, shall endure through the TERM of this AGREEMENT.

ARTICLE 6

PAYMENT, RECORDS AND REPORTS

6.1 Beginning on June 30, 2015, ANABIOS shall deliver to ZALICUS a true and accurate report, giving such particulars of the business conducted by ANABIOS, its AFFILIATES, and its SUBLICENSEES, on a country-by-country basis, during each six (6) calendar months preceding June 30 and December 31, as are pertinent to an account for payments hereunder. Such reports shall be due to ZALICUS on July 31 and January 31 of each year and shall include at least:

(a)	a detailed description and accounting of all ANABIOS’s preclinical development, clinical development, marketing and business development efforts to commercially develop LICENSED PRODUCTS containing all particulars that may be necessary for the purpose of showing the amounts payable to ZALICUS hereunder. Said books of account shall be kept at ANABIOS’ principal place of business;

(b)	the quantities of LICENSED PRODUCT produced;

(c)	the total NET SALES of such LICENSED PRODUCT;

(d)	a detailed listing of all permitted deductions from the total amount of NET SALES of such LICENSED PRODUCTS;

(e)	description of all payments received by ANABIOS from SUBLICENSEES during the aforementioned periods;

(f)	detailed description of all amounts expended by ANABIOS on development costs for the LICENSED PRODUCTS;

(g)	the calculation of royalties thereon;

(h)	the total royalties so computed and due to ZALICUS.

Simultaneously with the delivery of each report, ANABIOS shall pay to ZALICUS the amount, if any, due for the period of such report. If no payments are due, it shall be so reported. Payment due under this Section 6.1 of the Agreement is due within Forty-five (45) days after the conclusion of the period in which the NET SALES of a LICENSED PRODUCT is completed, and is subject to receipt of payment by ANABIOS.

6.2 Amounts payable under this Agreement shall be paid in U.S. dollars by check or wire transfer to Zalicus Pharmaceuticals Ltd. All payments due under this Agreement shall be sent to:

Zalicus Pharmaceuticals Ltd., c/o Zalicus Inc., 245 First St. Third Floor, Cambridge, MA 02142

Such payments shall be subject to applicable law and regulations. NET SALES from LICENSED PRODUCTS not denominated in U.S. dollars and the royalties payable thereon shall first be determined in the currency in which such LICENSED PRODUCTS were sold and shall then be converted into the equivalent number of U.S. dollars at the exchange rate published by The Wall Street Journal Eastern Edition as of each respective June 30 and December 31

6.3 In the event that any payment due hereunder to ZALICUS is not received when due, that payment shall accrue interest beginning on the tenth calendar day following the due date thereof, calculated at the annual rate of the sum of the prime interest rate quoted by The Wall Street Journal Eastern Edition on the date said payment is due plus two percent (2%) interest, the interest being compounded on the last day of each calendar quarter, provided, however, that in no event shall said annual interest rate exceed the maximum legal interest rate for corporations. Each such royalty payment when made shall be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof shall not negate or waive the right of ZALICUS to seek any other remedy, legal or equitable, to which it may be entitled because of the delinquency of any payment. Nothing in this Article 5.3 shall be construed as a waiver by ZALICUS of timely payment to ZALICUS from ANABIOS.

6.4 During the term of this Agreement and for seven (7) years thereafter, ANABIOS shall keep complete, true and correct records of its, its AFFILIATES’ NET SALES from LICENSED PRODUCTS in sufficient detail to enable the royalties payable hereunder to be determined. ANABIOS shall permit ZALICUS or its representatives to periodically examine, upon ten (10) days prior written notice, but in no instance more than once per year, its books, ledgers, and records for the purpose of conducting an inspection and audit and to the extent necessary to verify any report required under this Agreement. Such books, ledgers, and records shall be available for inspection, audit, and copying by ZALICUS or ZALICUS’S representative or agent at ANABIOS’S principal place of business, during reasonable business hours. ZALICUS or ZALICUS’S representative or agent will be obliged to execute a reasonable confidentiality agreement prior to commencing any such inspection. ANABIOS will cooperate with ZALICUS or ZALICUS’S representatives in the performance of their inspection and audit, and ANABIOS agrees to cause its accountants and bookkeepers to cooperate fully in the inspection and audit. Such inspection and audit shall be at the sole expense of ZALICUS.

6.5 All amounts due and payable by ANABIOS under this Agreement shall be made without deductions for taxes, assessments, fees or other charges of any kind which may be imposed on ZALICUS by any government outside of the United States or any political subdivision of such government with respect to any amounts payable to ZALICUS pursuant to this Agreement. ZALICUS will cooperate with ANABIOS in assisting ANABIOS to obtain any credit to which ANABIOS may be entitled with respect to such payments.

ARTICLE 7

DUE DILIGENCE REQUIREMENTS

7.1 ANABIOS shall proceed diligently and in good faith with the development of LICENSED PRODUCTS and shall use its reasonable commercial efforts to bring LICENSED PRODUCTS to market through a thorough, vigorous and diligent commercialization program, which shall include but not be limited to the development, manufacture, marketing, promotion, distribution and sale of LICENSED PRODUCTS

7.2 At the sole discretion of ANABIOS or a SUBLICENSEE, the development of a LICENSED PRODUCT may be terminated at any time should any preclinical data or clinical trial fail to demonstrate adequate safety, efficacy or the potential for adequate commercial success. ZALICUS will be notified of any such decision 30 days prior to implementation of such decision. Said termination will comply with the terms described in Articles 12.2, 12.3, 12.4, 12.5 and 14.

7.3 In partial satisfaction of the obligations of Paragraph 7.1 above, ANABIOS, or its AFFILIATES or its SUBLICENSEE, shall exercise best efforts to achieve the following events within the time frame set forth below:

•	Filing of IND or equivalent:

36 months from Effective Date

•	Initiation of Phase I clinical trials or equivalent:

48 months from Effective Date

•	Initiation of Phase II clinical trials or equivalent:

24 months from successful completion of Phase I

•	Initiation of Phase III clinical trials or equivalent:

36 months from successful completion of Phase II

•	Filing of NDA or equivalent:

36 months from successful completion of Phase III

At each expected time point above, ANABIOS will report whether it has achieved the described event. If ANABIOS fails to achieve any of the development events set forth in this Article 6 within the timeframe described, ANABIOS and ZALICUS will first negotiate in good faith to determine how ANABIOS can either remedy such failure or achieve alternate mutually agreed upon development events within a reasonable timeframe. If the PARTIES are unable to mutually agree upon revised timelines or events above, the PARTIES will seek to resolve their dispute according to ARTICLE 15. If ANABIOS fails to make the required efforts, after they are so determined, does not remedy such failure within sixty (60) days of written notice by ZALICUS, or the parties are unable to resolve their dispute under ARTICLE 15, then ZALICUS may, by written notice to ANABIOS, terminate this License or convert it to non-exclusive, at ZALICUS’ sole discretion.

7.4 It is acknowledged by the parties that development can be delayed by unforeseen and unusual consequences neither caused by nor under the control of ANABIOS. Should such delays cause ANABIOS to fail to complete any development event within the allotted time, the periods allotted may be extended by mutual agreement, following sufficient documentation of such delays by ANABIOS.

ARTICLE 8

PATENT PROSECUTION

8.1 The PARTIES will form a patent prosecution steering committee (the “PATENT COMMITTEE”) comprised of one or more individuals from each PARTY who will confer at least semi-annually, and more frequently as dictated by the matters requiring prosecution attention, regarding patent prosecution strategy. Each PARTY will be responsible for compensation and expense reimbursement for its own committee member participants on the activities of the PATENT COMMITTEE. ANABIOS shall prosecute at its sole expense and maintain all Patent Rights using counsel of its choosing. The PATENT COMMITTEE will meet as frequently as needed (by telephone or in person at the PARTIES’ discretion), on the filing and prosecution of PATENT RIGHTS and the input of all committee members will be considered and reasonably incorporated into patent content and strategy. ANABIOS will be required to notify ZALICUS in advance and in writing of any action that would result in abridgement, abandonment, cancellation or abandonment of PATENT RIGHTS, at least 45 days in advance of such action. ZALICUS will then have 30 days to provide ANABIOS with a written response. Under no circumstances will any PATENT RIGHTS be abridged, abandoned, canceled or not pursued, without ZALICUS’ written approval, except in case ZALICUS fails to provide a written response within 30 days from receiving such written notification from ANABIOS.

8.2 ZALICUS will exercise reasonable effort in transferring all documents, information and other material relevant to ongoing filing and prosecution of PATENT RIGHTS so as to support any future effort on the part of ANABIOS in the filing and prosecution of Patent Rights.

ARTICLE 9

PATENT INFRINGEMENT & MARKING

9.1 Each Party agrees to notify the other promptly of any infringement of the licensed PATENT RIGHTS of which such PARTY becomes aware. ANABIOS shall have the first option to commence legal proceedings with respect to such infringement. Before ANABIOS commences legal proceedings with respect to any infringement of any such licensed PATENT RIGHTS (an “ACTION”), ANABIOS shall adopt all reasonable input of ZALICUS in making its decision whether or not to commence such an ACTION. If ANABIOS chooses not to pursue infringement of PATENT RIGHTS, the license will terminate or convert to non-exclusive at ZALICUS’S discretion. ANABIOS will not settle any ACTION without ZALICUS’S prior written approval.

9.2 If ANABIOS elects to commence an ACTION as described above, ANABIOS will use reasonable efforts and attorneys of its choice at its expense to enforce the licensed PATENT RIGHTS or, subject to ZALICUS’S concurrence, may obligate an AFFILIATE or SUBLICENSEE to carry out such ACTION on behalf of ANABIOS according to the terms set forth in this Article 9.

9.3 ZALICUS will have the option to participate, at its own cost, in any such Action, except that in the event that ZALICUS is requested by ANABIOS to join such Action, then ANABIOS shall pay all reasonable costs and expenses incurred by ZALICUS to so join.

9.4 Any monetary recovery or reimbursement (whether by settlement or judgment) in connection with an ACTION commenced by ANABIOS or its AFFILIATES or SUBLICENSEES shall first be applied to reimburse ANABIOS, its AFFILIATES or its SUBLICENSEES, if applicable, for all out-of-pocket expenses (including reasonable attorney’s fees) incurred in prosecuting such ACTION and for the expenses of ZALICUS borne by ANABIOS hereunder, and then to reimburse ZALICUS for royalties withheld. Any remaining balance shall be shared equally by ANABIOS and ZALICUS.

9.5 In the event that ANABIOS elects not to exercise its option to prosecute an infringement of the licensed PATENT RIGHTS pursuant to this Article 9, ZALICUS may do so at its own cost and expense, controlling such Action and retaining all recoveries therefrom.

9.6 The PARTIES shall promptly inform one another in writing of any written notice to either PARTY of alleged infringement or misappropriation, based on the making, using, or selling of a LICENSED PRODUCT, of a THIRD PARTY’s intellectual property rights of which it shall become aware. Neither PARTY shall acknowledge to a THIRD PARTY the validity of any such allegation. The PARTIES shall each keep the other advised of all material developments in the said proceedings and shall cooperate with the other in the conduct of such defense

9.7 In accordance with the laws of the United States relating to the marking of patented articles, subsequent to the issuance of any patent in the United States within the PATENT RIGHTS, ANABIOS agrees, in accordance with applicable laws and regulations, to mark and to require every AFFILIATES and SUBLICENSEE to mark every LICENSED PRODUCT covered by said patent. All LICENSED PRODUCTS shipped to or sold in other countries shall be marked in such a manner as to conform with the patent laws and practices of the country of manufacture or sale.

ARTICLE 10

INDEMNIFICATION, PRODUCT LIABILITY& INSURANCE

10.1 ANABIOS will protect, defend, hold harmless and indemnify ZALICUS, and their respective administrators, directors, trustees, officers, managers, employees, agents, and the insurers, successors and assigns of any of the foregoing (collectively, the “Indemnitees”) at the expense of ANABIOS for and from any and all claims, causes of action, court or administrative orders, costs, losses or expenses and liability of any kind whatsoever (including but not limited to product liability and strict liability) including for any whole or partial loss or expense (including reasonable attorney’s fees, court costs, any costs of settlement and other legal expenses), injury, damage, or act (the “CLAIMS”) in conjunction with or arising out of (1) practice of the PATENT RIGHTS by ANABIOS, its AFFILIATES or its SUBLICENSEES, their directors, trustees, officers, employees, contractors, subcontractors or agents, (2) the design, manufacture, development or SALE of LICENSED PRODUCTS, or (3) breach of this AGREEMENT or a SUBLICENSE AGREEMENT.

10.2 ANABIOS agrees that the Indemnitees shall have no liability to ANABIOS or to any purchasers or users of LICENSED PRODUCTS for any claims, demands, losses, costs, or damages suffered by ANABIOS or purchasers or users of LICENSED PRODUCTS, or any other party, which may result from personal injury, death, loss or expense of any kind, or property damage related to the manufacture, use or SALE of such LICENSED PRODUCTS. ANABIOS agrees to defend, indemnify and hold harmless the Indemnitees from CLAIMS, provided that (i) ANABIOS is promptly notified of any CLAIMS from ZALICUS to the extent ZALICUS is so notified of a CLAIM, (ii) ANABIOS has the sole right to control and defend or settle any litigation within the scope of this indemnity, and (iii) all Indemnitees cooperate to the extent necessary in the defense of any CLAIMS.

10.3 For so long as ANABIOS, or its AFFILIATES SELLS any LICENSED PRODUCTS, including prior to initiation of human clinical testing, ANABIOS shall, at its sole expense, procure and maintain in full force and effect all policies of insurance necessary to insure against all CLAIMS. Such policies of insurance shall include, but not be limited to, comprehensive general liability and clinical trials insurance with limits not less than three million dollars ($3,000,000) naming Indemnitees as additional insureds. Such comprehensive general liability insurance shall provide (i) product liability and clinical trials coverage and (ii) broad form contractual liability coverage for ANABIOS’s indemnification under Article 10.1.

10.4 ANABIOS shall provide ZALICUS with written evidence of such insurance, including the policies and declarations pages, within thirty (30) days of obtaining such insurance. ANABIOS shall provide ZALICUS with notice at least fifteen (15) days prior to any cancellation, non-renewal or material change in such insurance, to the extent ANABIOS receives advance notice of such matters from its insurer. If ANABIOS does not obtain replacement insurance providing comparable coverage within sixty (60) days following the date of such cancellation, non-renewal or materials change, ZALICUS shall have the right to require that ANABIOS cease further clinical testing or commercial sales of LICENSED PRODUCTS until such insurance is obtained for such LICENSED PRODUCTS. Failure to obtain such insurance within sixty (60) days of ZALICUS’S request shall result in termination of this license or conversion to non- exclusive, at ZALICUS’S option.

10.5 In the event that ANABIOS Sublicensed the PATENT RIGHTS, ANABIOS shall require in the Sublicense Agreement that the SUBLICENSEES, at its sole expense, procure and maintain in full force and effect policies of insurance in agreement to and equivalent to those describes at 10.3.

ARTICLE 11

USE OF NAMES AND CONFIDENTIALITY

11.1 Except as required by law or in the normal course of business identification and description, neither ANABIOS nor ZALICUS shall issue any press release or other public statements in connection with this Agreement intended for use in the public media without the express written approval of the other party, which approval shall not be unreasonably withheld.

11.2. “Confidential Information” shall mean any confidential or proprietary information furnished by one party to this Agreement (the “Disclosing Party”) to the other party to this Agreement (the “Receiving Party”) in connection with the performance of any obligation under this Agreement, provided that such information is specifically designated as confidential. Such Confidential Information includes, without limitation, tangible materials (such as prototype products), patent applications and materials related to the preparation, prosecution, and maintenance of any Patent Rights, trade secrets, know-how, PATENT RIGHTS, the TANGIBLE PROPERTY, this AGREEMENT, PATENT RIGHTS disclosures or descriptions, technical data or specifications, testing methods, descriptions of research and development activities, research and development data and results, processes, and procedures.

11.3. Confidential Information that is disclosed in writing shall be marked with a legend indicating its confidential status (such as “Confidential” or “Proprietary”). Confidential Information that is disclosed orally or visually shall be documented in a written notice prepared by the Disclosing Party and delivered to the Receiving Party within thirty (30) days of the date of disclosure; such notice shall summarize the Confidential Information disclosed to the Receiving Party and reference the time and place of disclosure.

11.4. Except as provided below in Sections 11.5 and 11.6, during the Term and thereafter for a period of five (5) years, the Receiving Party shall (i) maintain all Confidential Information in strict confidence, using at least the same degree of care that the Receiving Party uses to protect its own confidential information, except that the Receiving Party may disclose or permit the disclosure of any Confidential Information to its directors, officers, employees, faculty, students, consultants, and advisors who are obligated to maintain the confidential nature of such Confidential Information and who reasonably need to know such Confidential Information for the performance of the Receiving Party’s obligations under this Agreement; (ii) use all Confidential Information solely for the performance of the Receiving Party’s obligations under this Agreement; and (iii) allow its directors, officers, employees, consultants, and advisors to reproduce the Confidential Information only to the extent reasonably necessary for the performance of the Receiving Party’s obligations under this Agreement. All reproductions of Confidential Information made pursuant to this Section 10.4 shall be considered as being Confidential Information.

11.5. The obligations of the Receiving Party under Section 11.4 above shall not apply to the extent that the Receiving Party can demonstrate that certain Confidential Information (i) was in the public domain prior to the time of its disclosure under this Agreement; (ii) entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the Receiving Party; (iii) was independently developed or discovered by the Receiving Party without use of the Confidential Information; (iv) is or was disclosed to the Receiving Party at any time, whether prior to or after the time of its disclosure under this Agreement, by a third party having no fiduciary relationship with the Disclosing Party and having no obligation of confidentiality with respect to such Confidential Information; and/or (v) is required to be disclosed to comply with applicable laws or regulations or with a court or administrative order, provided that the Disclosing Party receives reasonable prior written notice of such disclosure.

11.6. Receiving Party acknowledges that the Disclosing Party (or any third party entrusting its own information to the Disclosing Party) claims ownership of its Confidential Information in the possession of the Receiving Party. Upon the expiration or termination of this Agreement and at the written request of the Disclosing Party, the Receiving Party shall return to the Disclosing Party all originals, copies, and summaries of documents, materials, and other tangible manifestations of Confidential Information in the possession or control of the Receiving Party, except that the Receiving Party may retain one copy of the Confidential Information solely for record purposes.

11.7 ANABIOS shall not disclose any Confidential Information to any third party except: (i) in accordance with the exceptions recited in Section 11.4 of this Agreement; (ii) under a confidentiality agreement to a Sublicensee or potential Sublicensee; and/or (iii) with the prior written consent of ZALICUS. ZALICUS shall not disclose any Confidential Information to any third party except: (i) in accordance with the exceptions recited in Section 11.4 of this Agreement or (ii) with the written consent of ANABIOS.

ARTICLE 12

TERM & TERMINATION

12.1 Unless earlier terminated as hereinafter provided, the “Term” of this Agreement shall mean a period of time commencing on the Effective Date and ending, on a country by country basis, on (1) the date of expiration of the last to expire of PATENT RIGHTS in countries where PATENT RIGHTS exist. Thereafter, the Agreement shall expire automatically and ANABIOS shall have a fully paid up, perpetual, royalty-free license without further obligation to ZALICUS.

12.2 Except as otherwise provided by law, this Agreement may be terminated with immediate effect (a) by either Party in the event of a material breach of this Agreement by the other Party which is not remedied within ninety (90) days from notice of such breach; (b) by either Party, in any of the following events: bankruptcy, insolvency of the other Party, or, should any Party make an assignment for the benefit of creditors or commit an act of bankruptcy or file or have filed against it a petition in bankruptcy or reorganization proceedings; (c) at ANABIOS’ discretion in accordance with the terms described in Article 7.2

12.3 Termination of this Agreement for any reason shall not release either party hereto from any obligation or liability, which at the time of such termination has already accrued or, in the case of milestone obligations, ANABIOS shall be obligated to pay ZALICUS milestones that are achieved by ANABIOS within twelve (12) months of this Agreement’s termination for any or no reason.

12.4 Article 2 (Representations & Warranties), Article 6.4 (Maintenance of Records), Article 10 (Indemnification, Product Liability & Insurance), Article 11 (Use of Names & Confidentiality), Article 15 (Dispute Resolution) and Article 16.1 (Governing Law) shall survive the expiration and any termination of this Agreement.

12.5 Except as otherwise provided in this Article 12, all rights and obligations of the parties under this Agreement shall terminate upon the expiration or termination of this Agreement.

ARTICLE 13

GOVERNMENTAL COMPLIANCE

13.1 ANABIOS shall at all times during the term of this Agreement and for so long as it shall use the PATENT RIGHTS or sell LICENSED PRODUCTS comply and use commercially reasonable effort to cause its AFFILIATES and SUBLICENSEES to comply with all laws that may control the import, export, manufacture, use, sale, marketing, distribution and other commercial exploitation of the Patent Rights, LICENSED PRODUCTS, Licensed Services or any other activity undertaken pursuant to this Agreement.

13.2 If PATENT RIGHTS were developed under a funding agreement with the United States Government, ANABIOS agrees that LICENSED PRODUCTS leased or sold in the United States shall be manufactured substantially in the United States as required by 35 U.S.C. § 204 and applicable regulations of Chapter 37 of the Code of Federal Regulations.

ARTICLE 14

RIGHTS TO DATA

14.1 Should this AGREEMENT be terminated or cancelled by ANABIOS according to the terms in Articles 7.2 and 12.2(c), any and all data relating to the PATENT RIGHTS and the TANGIBLE PROPERTY, will be turned over to ZALICUS including but not limited to ANABIOS’ medical, toxicological, pharmacological, pre-clinical, clinical, adverse reaction reports, processes for manufacturing licensed product and other data, whether or not used for any clinical trials or other submissions under the authority of the United States Food & Drug Administration or similar foreign regulatory body. Such transfer of said data from ANABIOS to ZALICUS shall occur within thirty (30) days of termination or cancellation of this Agreement. ZALICUS shall have the full ownership rights to this data and shall be able to use it in any way to further develop the PATENT RIGHTS.

14.2 Should this AGREEMENT be terminated for reasons other than ANABIOS’ those described in the terms in Articles 7.2 and 12.2(c), ZALICUS will have the option to reimburse ANABIOS for development expenses incurred by ANABIOS in the process of developing the LICENSED PRODUCT and request any and all data relating to the PATENT RIGHTS and the TANGIBLE PROPERTY, including but not limited to ANABIOS’ medical, toxicological, pharmacological, pre-clinical, clinical, adverse reaction reports, processes for manufacturing licensed product and other data, whether or not used for any clinical trials or other submissions under the authority of the United States Food & Drug Administration or similar foreign regulatory body.

ARTICLE 15

DISPUTE RESOLUTION

15.1 ZALICUS and ANABIOS shall attempt to settle between them amicably any controversy arising out of or related to this Agreement or the breach thereof. A senior executive from each party shall consult and negotiate to reach a solution. The Parties agree that the period of amicable resolution shall toll any otherwise applicable statute of limitations. However, nothing in this clause shall preclude any party from commencing mediation if said negotiations do not result in a signed written settlement agreement within thirty (30) days after written notice that these amicable resolution negotiations have commenced. In the event the applicable statute of limitations shall expire prior to the expiration of the thirty (30) day period set forth in this section, either party may commence an action as set forth in Section 15.3 of this Agreement.

15.2. If said controversy cannot be settled according to Section 15.1 above, the Parties agree to good faith efforts to settle the controversy by mediation. The Party seeking mediation shall propose five mediators, each of whom shall be a lawyer licensed to practice by the state of California, having practiced actively in the field of commercial law for at least ten (10) years, to the other Party who shall select the mediator from the list. The Parties shall split the cost of the mediator equally. The Parties agree that the period of mediation shall toll any otherwise applicable statute of limitations. However, nothing in this clause shall preclude any Party from commencing further action if said mediation does not result in a signed written settlement agreement within sixty (60) days after written notice that amicable resolution negotiations have commenced. In the event the applicable statute of limitations shall expire prior to the expiration of the sixty (60) day period set forth in this section, either party may commence an action as set forth in Section 14.3 of this Agreement.

15.3 If the Parties cannot reach agreement pursuant to Section 15.1 or Section 15.2 above then any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be finally settled judicially by a court of competent jurisdiction located in San Diego County, California.

ARTICLE 16

GENERAL PROVISIONS

16.1 This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the state of Delaware, without regard to conflicts of laws principles.

16.2 The relationship of ANABIOS and ZALICUS established by this Agreement is that of independent contractors. Nothing in this Agreement shall be construed to create any other relationship between ANABIOS and ZALICUS. Neither party shall have any right, power or authority to assume, create or incur any expense, liability or obligation, expressed or implied, on behalf of the other.

16.3 ZALICUS may freely assign this AGREEMENT to any THIRD PARTY in a reorganization or merger or upon the acquisition of ZALICUS by a THIRD party of substantially all of the stock or assets of ZALICUS. This Agreement is binding upon and shall inure to the benefit of each of the PARTIES, their respective successors and assigns. Upon assigning of the AGREEMENT to any THIRD PARTY it will be the responsibility of ZALICUS to update ANABIOS in writing with regards to the new contacts information relevant to Articles 3.2, 4, 5, 6, 7, 8, 9, 10, 14, 16.5.

16.4 In the event either party hereto is prevented from or delayed in the performance of any of its obligations hereunder by reason of acts of God, war, strikes, riots, storms, fires, or the like, the party so prevented or delayed shall be excused from the performance of any such obligation to the extent and during the period of such prevention or delay.

16.5 Any notice or other communication required by this Agreement shall be made in writing and shall be deemed to have been properly given if delivered in person, or by first class certified mail, or via overnight courier, or by facsimile transmission provided that facsimile transmissions are promptly confirmed by first class mail, to the other party at the appropriate address as set forth below, or to such other address as may be designated in writing by the parties from time to time during the term of this Agreement. Any such notice shall be deemed to have been served on the date received by the addressee.

If to ZALICUS:	If to ANABIOS:
Justin Renz	Andrea Ghetti, Ph.D.,
c/o Zalicus, Inc.	3030 Bunker Hill St., Suite 312
245 First St., 3rd Floor	San Diego, CA 92109, U.S.A.
Cambridge, MA 02142, USA

16.6 This Agreement may not be altered, amended or modified in any way except by a written document signed by both parties. The failure of a party to enforce any provision of this Agreement shall not be construed to be a waiver of the right of such party thereafter to enforce that provision or any other provision or right.

16.7 Headings included herein are for convenience only, do not form a part of this Agreement and shall not be used in any way to construe or interpret this Agreement.

16.8 If any provision of this Agreement shall be found by a court to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so conformable. Such holding shall have no effect on the remaining provisions of this Agreement and they shall continue in full force and effect.

16.9 Neither ZALICUS, nor any scientists, researchers, employees, officers, or agents assume any responsibility for the manufacture, product specifications, SALE or use of the PATENT RIGHTS or the LICENSED PRODUCTS which are manufactured by or sold by ANABIOS.

16.10 The parties hereto acknowledge that this Agreement sets forth the entire agreement and understanding of the parties hereto as to the subject matter hereof, and supersedes all prior discussions, agreements and writings in respect hereto.

16.11 This Agreement may be executed in counterparts, each of which shall be deemed an original, but both or which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement.

ZALICUS	ANABIOS

By:	/s/ Justin Renz	By:	/s/ Andrea Ghetti, Ph.D.
Name:	Justin Renz	Name:	Andrea Ghetti, Ph.D.
Title:	Chief Financial Officer	Title:	C.E.O.
Date:	6/17/2014	Date:	6/17/2014